November 1, 2012

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc., JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A through October 31, 2013. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:

Accepted by:
JPMorgan Trust I

By:

JPMTI Fee Waiver Agreement

SCHEDULE A

	Class A	Class B	Class C	Select	Institutional	Class R6	Class R5	Class R2
JPMorgan Disciplined Equity Fund[1]	0.85%			0.60%	0.45%	0.35%
JPMorgan Diversified Fund[1]	1.14%	1.65%	1.65%	0.89%	0.65%
JPMorgan Dynamic Growth Fund[1]	1.25%		1.75%	1.00%			0.80%
JPMorgan Dynamic Small Cap Growth Fund[1]	1.50%	2.10%	2.10%	1.10%
JPMorgan Equity Focus Fund[1]	1.25%		1.75%	1.00%
JPMorgan Growth and Income Fund[1]	1.30%	1.80%	1.80%	0.90%
JPMorgan Intrepid America Fund[1]	1.25%		1.75%	1.00%			0.80%	1.50%
JPMorgan Intrepid Multi Cap Fund[1]	1.25%		1.75%	1.00%
JPMorgan Intrepid Growth Fund[1]	1.25%		1.75%	1.00%			0.80%	1.50%
JPMorgan Intrepid Value Fund[1]	0.95%		1.45%	0.80%		0.55%	0.60%	1.20%
JPMorgan Mid Cap Core Fund[1]	1.25%		1.75%	1.00%		0.75%	0.80%	1.50%
JPMorgan Mid Cap Equity Fund[1]	1.25%		1.75%	0.90%
JPMorgan Small Cap Core Fund[1]				0.80%
JPMorgan Small Cap Equity Fund[1]	1.30%	1.80%	1.80%	1.00%			0.80%	1.55%
JPMorgan U.S. Dynamic Plus Fund[1]	1.30%		1.80%	1.05%
JPMorgan U.S. Equity Fund[1]	0.97%	1.47%	1.47%	0.79%	0.64%	0.54%	0.59%	1.22%
JPMorgan U.S. Large Cap Core Plus Fund[1]	1.30%		1.80%	1.05%			0.85%	1.55%
JPMorgan U.S. Large Cap Core Plus Fund II1	1.25%		1.75%	1.00%	0.85%
JPMorgan U.S. Research Equity Plus Fund[1]	1.25%		1.75%	1.00%		0.75%	0.80%	1.50%
JPMorgan U.S. Small Company Fund[1]	1.26%		1.76%	1.01%	0.83%	0.76%		1.51%
JPMorgan Value Advantage Fund[1]	1.25%		1.75%	1.00%	0.75%

[1]	Expense limitation is in place until at least 10/31/32.